Exhibit 10.48

BURNHAM POINTE APARTMENTS

720-30 S. CLARK STREET, CHICAGO, ILLINOIS

REAL ESTATE SALE AGREEMENT

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made as of the 18th day of June, 2010 (the “Effective Date”), by and between STARK BURNHAM POINTE LLC, a Wisconsin limited liability company (“Seller”), with an office at c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235, and BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership, (“Purchaser”), with an office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

RECITALS

A.                              Seller is the owner of a certain parcel of real estate (the “Real Property”) in the City of Chicago, County of Cook, State of Illinois, which parcel is more particularly described in attached Exhibit A, and upon which is located a multi-family residential apartment building including street level retail space commonly known as the “Burnham Pointe Apartments.”

B.                                Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.                                       PURCHASE AND SALE. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller and located on the Real Property (the “Improvements”) and any and all of Seller’s rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller’s right, title and interest, if any, in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Real Property or any of it, to the extent such land is appurtenant only to the Real Property and not any other adjacent property owned by Seller or its affiliates; (iii) Seller’s right, title and interest in and to the leases (the “Leases”) affecting the Property or any part thereof, other than the Former Tenant Lease Files (as hereinafter defined); (iv) all furniture, furnishings, fixtures, equipment (excluding computer hardware and software), tools and other tangible property (collectively, the “Personal Property”) owned by Seller, located on the Real Property and used solely in connection therewith, a list of which is attached hereto as Exhibit B; (v) except as otherwise provided herein, all right, title and interest of Seller under any and all of the union, maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (collectively, the “Service Contracts”); all to the extent assignable to

Purchaser and applicable to the period from and after the Closing (as hereinafter defined); and (vi) Seller’s right, title and interest in and to all intangible personal property relating to the Real Property and the Improvements (including governmental permits, licenses and approvals; warranties and guarantees, architectural drawings, plans and specifications, as-built drawings for the Property, advertising material, trademarks, trade names or symbols under which the Property, or any portion thereof, is operated including the name “Burnham Pointe” and the Internet domain name www.burnhampointe.com (the “Website”), and telephone exchange number and, to the extent relating solely to the Real Property or Improvements, any development rights), if and to the extent transferable without third party consent or cost or liability to Seller (the “Intangible Personal Property”) (items (i) through (vi) above, together with the Real Property, are collectively referred to in this Agreement as the “Property”). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property.

2.                                       PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is Eighty-Eight Million and No/100ths Dollars ($88,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

2.1                                 Earnest Money.

2.1.1                        Seller, Purchaser and Chicago Title Insurance Company, 712 Main St., Suite 2000E, Houston, Texas 77002-3223, Attention: Jimmy Erwin, 713-238-9191 telephone, 713-238-9190 fax (james.erwin@fnf.com) (“Escrowee”) shall concurrently herewith execute Earnest Money Escrow Instructions, in the form attached hereto as Exhibit D, and Purchaser shall deliver to Escrowee, within two business days after Purchaser’s receipt of a fully executed copy or original of this Agreement, earnest money in the sum of Two Million and No/100ths Dollars ($2,000,000.00), which sum, together with any interest earned thereon net of investment costs, is referred to in this Agreement as the “Earnest Money”. The Earnest Money shall be invested as specified in the Earnest Money Escrow Instructions. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Notwithstanding the foregoing, Seller and Purchaser hereby acknowledge and agree that Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) of the total Earnest Money deposit (sometimes separately referred to herein as the, “Option Fee”) shall be deemed earned by Seller immediately as of the Effective Date, with the Option Fee being owed and paid to Seller (and not returned to Purchaser) in the event that this Agreement is terminated for any reason (other than pursuant to Section 7.1, in which event the Option Fee shall be returned to Purchaser), whether before or after the expiration of the Review Period (hereinafter defined).

2.1.2                        If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, Seller shall have the remedy options provided for in Section 7.2 below. If the transaction fails to close due to a default on the part of Seller, Purchaser shall have the remedy options provided for in Section 7.1 below. The provisions of this Agreement regarding the disposition of the Earnest Money and the Option Fee following a termination of this Agreement shall survive termination of this Agreement.

2.2                                 Cash at Closing. At Closing, Purchaser shall pay to Seller, with current, federal funds wire transferred to an account designated by Seller in writing, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller shall receive at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.4 below.

3.                                       EVIDENCE OF TITLE.

3.1                                 Title Insurance. Seller shall, within fifteen (15) days after the Effective Date, deliver to Purchaser a current commitment for an ALTA Form 2006 Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by Chicago Title Insurance Company (national office located at 171 N. Clark Street, Chicago, Illinois) (“Title Insurer”). For purposes hereof, the term “Owner’s Policy” shall mean a basic form of ALTA 2006 Owner’s Title Insurance Policy insuring fee simple title to the Real Property and Improvements issued by the Title Insurer pursuant to the Title Commitment, including all standard and general exceptions and exclusions raised in such form of owner’s policy. At Closing, subject to the provisions of Section 14.21 below, Seller shall, at its sole cost and expense, cause the Title Insurer to issue the Owner’s Policy (or “marked-up” title commitment unconditionally committing the Title Insurer to issue such Owner’s Policy) to Purchaser, pursuant to and in accordance with the Title Commitment, insuring fee simple title to the Real Property and the Improvements thereon in Purchaser as of the Closing Date, subject only to the Permitted Exceptions and those other exceptions as Purchaser may approve or be deemed to have approved pursuant to Section 3.3 below. Purchaser may request that Title Insurer issue, but Seller shall have no obligation to pay for or to cause Title Insurer to issue, any available endorsements to the Owner’s Policy. For purposes hereof, the term “Permitted Exceptions” shall mean collectively, (i) the general exceptions (unless Purchaser obtains coverage over the general exceptions), (ii) those exceptions which are more fully described on attached Exhibit E and (iii) exceptions which become Permitted Exceptions pursuant to Section 3.3. Except as permitted under this Agreement, no additional encumbrances may be created on the Property by Seller after the Effective Date without the prior consent of Purchaser, which consent may not be unreasonably withheld, conditioned, or delayed.

3.2                                 Survey. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser one copy of the most recent existing plat of survey (if any) of the Real Property (the “Existing Survey”) in Seller’s possession. Purchaser may obtain, at Seller’s expense, an updated or new as-built survey of the Real Property (the “Updated Survey”) prepared by the surveyor who provided the Existing Survey, in which event, Purchaser shall deliver the Updated Survey to Seller and Title Insurer as soon as practicable after receipt by Purchaser.

3.3                                 Title Review. Purchaser shall have until the date which is five (5) days prior to expiration of the Review Period (as hereinafter defined) (the “Title Review Period”) to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or shown on the Updated Survey, if any, other than those Permitted Exceptions which are listed on Exhibit E. If Purchaser does not give notice of any objections to Seller within the Title Review Period, Purchaser shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the Existing Survey or the Updated Survey, if any, and any such exceptions or matters shall become “Permitted

Exceptions”. If Purchaser provides timely objections, Seller shall have until the date which is one (1) business day prior to the expiration of the Review Period (the “Title Cure Period”) in which to elect, by written notice to Purchaser, either (i) to cure or attempt to cure Purchaser’s objections, or (ii) not to cure Purchaser’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Purchaser’s objections. Notwithstanding the preceding sentence, Seller shall be obligated, at Closing, to cause Title Insurer to remove (by waiver or endorsement) any (a) mortgage or deed of trust granted by Seller affecting the Property and (b) mechanic’s liens with respect to work contracted for by Seller (but not mechanic’s liens with respect to work contracted for by tenants or other occupants of the Property) at the Property, provided that Seller has received written notice of any such mechanic’s lien prior to Closing (collectively, the “Required Cure Items”). In the event that Seller fails to provide such written notice of its election to proceed under either clause (i) or (ii) above, Seller shall be deemed to have elected clause (ii) above. At Seller’s cost and expense, Seller may bond around any such matters to Title Insurer’s reasonable satisfaction or cause Title Insurer to endorse over any such objection, and in either event, such objection shall be deemed cured. If Purchaser provides timely objections and all of Purchaser’s objections are not cured (or agreed to be cured by Seller in writing prior to Closing) within the Title Cure Period for any reason, then, on or before the last day of the Review Period Purchaser shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Escrowee shall return the Earnest Money (specifically excluding the Option Fee, which shall be paid to Seller) to Purchaser and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by not terminating this Agreement pursuant to this Section 3.3 and thereby be deemed to have approved the Purchaser’s title as shown in the Title Commitment the title exception documents, the Existing Survey or the Updated Survey, if any, and any such uncured objections shall become “Permitted Exceptions”. If Seller does not timely receive notice of Purchaser’s election to terminate under this Section 3.3, Purchaser will be deemed to have waived the uncured objections and to approve the title as shown in the Title Commitment the title exception documents, the Existing Survey or the Updated Survey, if any, and such uncured objections shall become “Permitted Exceptions”. Notwithstanding the foregoing, if the Title Commitment raises a title exception related to that certain Mechanic’s Lien Foreclosure Case filed by Elston Window & Wall in the Circuit Court of Cook County as Case No. 08CH46079 and Seller is not able to cause the Title Insurer to remove or insure over such exception at Closing, then Purchaser shall have the option of either (i) completing the Closing pursuant to the terms of this Agreement, in which event Purchaser waives any and all claims related to said title exception, or (ii) terminating this Agreement and receiving a refund of the Earnest Money (including the Option Fee), in which event this Agreement shall be null and void and neither party shall have any obligations under this Agreement except those which expressly survive termination.

3.4                                 Tenant Estoppel Certificate. Seller shall request and use reasonable efforts to secure from the dry cleaning tenant that is occupying a portion of the retail space in the Improvements a tenant estoppel certificate (“Estoppel Certificate”) that is commercially reasonable in form and substance; provided, however, that under no circumstances shall delivery of the Estoppel Certificate be a condition to Closing, or shall Seller’s failure to deliver the Estoppel Certificate constitute a breach or default under this Agreement. It is agreed that Seller’s delivery of the Estoppel Certificate shall not be deemed to be a material obligation under this Agreement.

4.                                       CLOSING.

4.1                                 Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price pursuant to a so-called “New York style” closing, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur through escrow on or before 5:00 p.m. (Central Time) on the fifth (5th) business day following the expiration of the Review Period (hereinafter defined), at the Houston office of Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing (with the parties hereby acknowledging and agreeing that at the election of Seller or Purchaser, this transaction may be closed by mail utilizing written escrow instructions not inconsistent with the terms of this Agreement and applying to the specifics of the transaction contemplated by this Agreement). The “Closing Date” shall be the date of Closing.

4.2                                 Seller’s Closing Deliveries. At Closing, Seller shall execute and deliver to Purchaser the following:

4.2.1 a “special” Warranty Deed (the “Deed”) in the form attached hereto as Exhibit G, subject to the exceptions listed on Exhibit F attached hereto;

4.2.2 a bill of sale in the form attached hereto as Exhibit H;

4.2.3 a letter advising tenants under the Leases of the change in ownership of the Property in the form attached hereto as Exhibit I;

4.2.4 an Assignment and Assumption of Leases, Security Deposits and Service Contracts in the form attached hereto as Exhibit J;

4.2.5 an Assignment and Assumption of Intangibles in the form attached hereto as Exhibit K;

4.2.6 an affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

4.2.7 such evidence of Seller’s power and authority as Title Insurer may reasonably require;

4.2.8 a closing statement (the “Closing Statement”), as required by Section 4.4 below, setting forth the prorations and adjustments to the Purchase Price;

4.2.9 an update of the Rent Roll (as hereinafter defined), dated not later than five (5) days before the Closing Date, certified by Seller as being, to Seller’s knowledge (as defined in Section 10.2), true, correct and complete in all material respects; and

4.2.10  subject to the provisions of Sections 7.3 and 10.6, a certificate updating Seller’s representations and warranties set forth in Section 10.1 as if made on the Closing Date.

4.3                                 Purchaser’s Closing Deliveries. At Closing, Purchaser shall execute and deliver to Seller the following:

4.3.1 the funds required pursuant to Section 2.2 above;

4.3.2 a counterpart original of the Closing Statement referenced in Section 4.2.8 above;

4.3.3 counterpart originals of the Assignment and Assumption of Leases, Security Deposits and Service Contracts referenced in Section 4.2.4 above;

4.3.4 counterpart originals of the Assignment and Assumption of Intangibles referenced in Section 4.2.5 above;

4.3.5 counterpart originals of the bill of sale referenced in Section 4.2.2 above.

4.3.6 such evidence of Purchaser’s power and authority as Title Insurer may reasonably require; and

4.3.7 a certificate updating Purchaser’s representations and warranties as if made on the Closing Date as being true and correct in all material respects (provided that modification of the representation in Section 10.4.1 to reflect that any assignee of Purchaser is a limited liability company shall be permitted and shall not be deemed to breach such representation so long as said limited liability company is a “Permitted Assignee” (as defined in Section 14.3 below) and Purchaser and such Permitted Assignee have otherwise complied with all of the requirements of said Section 14.3 below).

4.4                                 Closing Prorations and Adjustments. Seller shall prepare the Closing Statement of the prorations and adjustments required by this Agreement and submit it to Purchaser at least two (2) business days prior to the Closing Date. The following items are to be prorated, adjusted or credited (as appropriate) as of the close of business on the Closing Date, it being understood that solely for purposes of prorations and adjustments, Seller shall be deemed to be the owner of the Property on the Closing Date and Purchaser shall be deemed to be the owner of the Property as of the date following the Closing Date:

4.4.1 Real estate and personal property taxes and assessments (referred to herein collectively as the “Taxes”) shall be paid as follows:

1.                                       All Taxes due and owing as of the Closing Date shall be paid by Seller at or prior to the Closing;

2.                                       The 2009 second installment real estate tax bill (to be issued and due in late autumn of 2010) shall be paid by Seller when due as provided for in this Section 4.4.1.2 At Closing, Seller shall deposit in escrow with the Title Insurer pursuant to escrow instructions mutually agreeable to Seller and Purchaser, the sum of $582,000, which the parties anticipate will be sufficient to pay the 2009 second installment real estate tax bill. Purchaser shall secure the 2009 second installment real estate tax bill and deliver copies of the bill to the Title Insurer and also to Seller. Within five (5) business days after Seller receives a copy of the 2009 second installment real estate tax bill from Purchaser, Seller shall deposit with the Title Insurer the amount of any excess of the 2009 second installment real estate tax bill over the amount originally deposited in the escrow (referred to herein as Seller’s “Additional Tax Payment Obligation”), if any. If Seller has an Additional Tax Payment Obligation and Seller fails to make such payment in a timely manner, Purchaser may deposit the amount of such excess with the Title Insurer, and Seller shall reimburse Purchaser on demand for the amount of such deposit. Upon receipt of the 2009 second installment real estate tax bill and funds sufficient to pay the 2009 second installment real estate tax bill, the Title Insurer shall pay the 2009 second installment real estate tax bill and notify Seller and Purchaser that it has done so by mailing the original paid receipt to Seller with a copy to Purchaser. If the funds originally deposited in escrow exceed the amount of the 2009 second installment real estate tax bill, the Title Insurer shall refund the overdeposit to Seller promptly after the Title Insurer has made payment of the 2009 second installment real estate tax bill. Provided that Seller timely complies with its Additional Tax Payment Obligation, Seller shall have no obligation for any late fee payments or penalties attributable to the late payment of the 2009 second installment real estate tax bills.

3.                                       With respect to the 2010 real estate taxes on the Property (payable in 2011), Purchaser shall receive a credit from Seller at Closing in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) and Purchaser shall thereafter be solely and entirely responsible for the payment of the 2010 real estate taxes on the Property. Other than the foregoing $500,000.00 credit from Seller to Purchaser at Closing, Seller shall have no obligation with respect to the payment of the 2010 real estate taxes on the Property, and there shall be no post-closing adjustment of such credit.

4.4.2 the rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing (collectively, the “Delinquent Amounts”) shall not be adjusted at Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after Closing will be applied first to rents that became due and payable after Closing, and second, to those which were due and payable prior to Closing, in reverse order of maturity. Purchaser shall make a good faith effort after Closing to collect all Delinquent Amounts in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect such Delinquent Amounts, and all Delinquent Amounts, if any, collected by Purchaser, shall be remitted to Seller promptly upon receipt by Purchaser; provided, however, any Delinquent Amounts received by Purchaser will first be applied to the then-current portion of such tenant’s rent, then to costs incurred by Purchaser in collecting the delinquent rents, and then (and only then) to Delinquent Amounts owed with respect to the period before Closing. At Closing, Seller shall deliver to Purchaser a schedule of all such Delinquent Amounts. In the event any Delinquent Amount is inadvertently omitted from such schedule, Seller shall not be deemed to have waived its rights to such Delinquent Amount;

4.4.3 the amount of unapplied refundable security deposits held by Seller under the Leases;

4.4.4 water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax); provided, however, that any deposits with utility companies shall remain the property of the Seller and shall not be prorated or credited (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

4.4.5 amounts due and payable by Seller under the Service Contracts but excluding any lump sum or up front payments paid to Seller with respect thereto;

4.4.6 assignable license and permit fees;

4.4.7 other similar items of income and expenses of operation; and

4.4.8 with respect to Leases for commercial or retail space, additional rent in the amount currently being collected by Seller under the Leases to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. If Seller collected estimated prepayments of Operating Expense Pass-throughs in excess of any tenant’s share of such expenses, then if the excess can be determined by the Closing, Purchaser shall receive a credit for the excess or, if the excess cannot be determined at Closing, Purchaser shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when the correct amount can be determined. In either event, Purchaser shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Seller collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Seller shall pay or credit any such amounts to Purchaser at Closing.

Except with respect to Taxes (which shall be paid as specified in Section 4.4.1 above), any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date; otherwise, subject to the provisions of Section 4.4.2 above, all prorations shall be final. In addition, notwithstanding anything to the contrary contained in this Section 4, Seller reserves the right (i) to meet with governmental officials and to contest any reassessment governing or affecting Seller’s obligations under Section 4.4.1 above, and (ii) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date. The obligations of Purchaser and Seller under Section 4.4 of this Agreement shall survive the Closing.

4.5                                 Transaction Costs. Seller shall pay for any base premium due in connection with the Owner’s Policy (the “Base Premium”) which shall be net of any reissue discount which may be available from Title Insurer in connection with the delivery of an existing owner’s policy of title insurance, and one-half (1/2) of Escrowee’s standard escrow fees. All other closing and transaction costs (including, without limitation, title insurance premiums or other title costs in excess of the Base Premium (including, without limitation, premiums for any endorsements to the Owner’s Policy, premiums for any loan policy or endorsements thereto required by Purchaser’s lender, if any), transfer taxes, documentary stamps or similar charges, recording charges, any costs relating to the Updated Survey and one-half (1/2) of Escrowee’s standard escrow fees) shall be paid by Purchaser. Notwithstanding Purchaser’s obligation to pay all state, county, and municipal real estate transfer taxes, Seller shall contribute a total of $200,000.00 toward Purchaser’s payment of state, county, and municipal real estate transfer taxes by providing Purchaser with a credit therefor on the closing statement described in Section 4.2.8 above. Subject to Section 14.19, Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys. This Section 4.5 shall survive any termination of this Agreement.

4.6                                 Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

5.                                       CASUALTY LOSS AND CONDEMNATION. Prior to closing, the risk of loss shall remain with Seller. If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. If the Property or any part thereof shall be condemned such that damages are in excess of Seven Hundred Fifty Thousand and No/100ths Dollars ($750,000.00), (as determined by an MAI certified appraiser selected by Seller) or if the Property or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of Seven Hundred Fifty Thousand and No/100ths Dollars ($750,000.00) (as determined by the insurance adjuster designated by Seller’s insurance company), then, at the option of Purchaser, which option shall be exercisable, if at all, by written notice thereof to Seller within ten (10) business days after the date that Purchaser has received both written notice of such fire, earthquake or other casualty or condemnation and the insurance adjuster’s determination of resulting damages, this Agreement may be terminated. If Purchaser so elects to terminate this Agreement, the Earnest Money (specifically excluding the Option Fee, which shall be paid to Seller) shall be returned to Purchaser by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except those which expressly survive termination. In the event that Purchaser does not exercise the option to terminate the Agreement set forth above, or if the condemnation or casualty is below the $750,000 threshold described above, then, subject to the provisions of this Agreement, the Closing shall take place on the Closing Date and Purchaser shall be entitled to receive: (a) with respect to a condemnation, an assignment of all of Seller’s right, title and interest in and to the condemnation proceeds to be awarded to Seller as a result of such condemnation, and (b) with respect to a casualty, assignment of Seller’s interest in any then unpaid insurance proceeds claimed with respect to the loss which is the subject of the casualty and a payment from Seller of all insurance proceeds theretofore paid to Seller with respect to same and not used for restoration or repair (provided, however, Purchaser shall have the right to approve, in its reasonable discretion, any such restoration or repair and the amounts expended in connection therewith by Seller except to the extent that any such restoration or repair, in the Seller’s reasonable judgment, is necessary to comply with applicable laws, rules, regulations or ordinances or to avoid imminent danger to persons or property) plus a credit against the Purchase Price equal to the deductibles under Seller’s respective insurance policies. In addition, in the event of the foregoing, Purchaser shall deliver to Seller at Closing a release in form and substance reasonably satisfactory to Seller and Purchaser whereby Purchaser releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty.

Notwithstanding anything to the contrary contained in this Section 5, in the event any condemnation below the $750,000 threshold described above either (i) prohibits, as a matter of applicable law, the rebuilding or repair of the Improvements substantially as they currently exist or (ii) prevents access to the Property from a publicly dedicated street, then Purchaser may elect to terminate this Agreement by written notice thereof to Seller within ten (10) business days of such determination, and upon the exercise of such option by Purchaser, this Agreement shall become null and void, the Earnest Money (specifically excluding the Option Fee, which shall be paid to Seller) shall be returned to Purchaser and neither party shall have any further liability or obligations hereunder, except those that expressly survive termination.

If and to the extent that Seller is required in this Section 5 to assign and transfer to Purchaser any of Seller’s right, title and interest in and to insurance proceeds, Seller shall cooperate with Purchaser’s efforts, in all reasonable respects, to cause Seller’s insurance carriers to pay any unpaid insurance proceeds to Purchaser and for Purchaser’s benefit.

6.                                       BROKERAGE. Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to CB Richard Ellis, Inc. pursuant to a separate agreement for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. This Section 6 shall survive the termination of this Agreement.

7.                                       DEFAULT AND REMEDIES.

7.1                                 Purchaser’s Pre-Closing Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement at or prior to Closing, and such failure continues for five (5) days following notice thereof from Purchaser to Seller (provided, however, that Seller shall not be entitled to any such notice or cure period for any default under Sections 4 or 14.9), and Purchaser is not in material default hereunder, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (i) the Earnest Money (including the Option Fee) shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement except those which expressly survive termination and except that Seller shall reimburse Purchaser for all actual, reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees, engineering fees, consultants’ fees, and environmental consultant fees) paid by Purchaser in connection with its due diligence, inspection and negotiation of the possible acquisition of the Property, in an amount not to exceed $25,000 in the aggregate (provided Purchaser promptly provides written evidence of such expenses to Seller) , or (ii) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within forty-five (45) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit the indemnification obligation of Seller under Section 6 of this Agreement.

7.2                                 Seller’s Pre-Closing Remedies. If Purchaser fails to perform in accordance with the terms of this Agreement, and such failure continues for five (5) days following notice thereof from Seller to Purchaser (provided, however, that Purchaser shall not be entitled to any such notice or cure period for any default under Sections 4 or 14.9), and Seller is not in material default hereunder, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser whereupon the Earnest Money shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Purchaser), it being agreed between the parties hereto that the actual damages to Seller in such event are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof and shall be and constitute valid liquidated damages, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 7.2 shall limit any indemnification obligation of Purchaser under this Agreement.

7.3                                 Pre-Closing Knowledge. If at any time after the execution of this Agreement, either Purchaser or Seller becomes aware of any fact or information which makes a representation and warranty of Seller contained in this Agreement to become untrue “in any material respect” (defined below), said party shall promptly disclose such fact in writing to the other party hereto. If Seller has not taken a willful act which is unpermitted under this Agreement to cause the representation to become untrue, Seller shall not be in default under this Agreement and the sole remedy of Purchaser shall be to either (i) terminate this Agreement by written notice within five (5) business days of the date on which Purchaser becomes aware of such fact (“Notice Date”), in which event the Earnest Money (excluding the Option Fee, which shall be paid to Seller) shall be returned to Purchaser, and this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement except for those rights and obligations which by their terms expressly survive any such termination, or (ii) subject to the provisions of this Agreement, elect to proceed to Closing, in which case Purchaser shall be deemed to have waived its rights with respect to any such breach of representation or warranty. In the event that Purchaser fails to deliver such termination notice to Seller on or before the Notice Date, then Purchaser shall conclusively deemed to have elected to proceed under clause (ii) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement and without limitation to anything in Section 10.6 below, Purchaser is prohibited from making any claims against Seller after the Closing with respect to any breaches of Seller’s representations and warranties contained in this Agreement that Purchaser has actual knowledge of prior to the Closing. Notwithstanding clause (i) above in this Section 7.3, in the event the representation and warranty in Section 10.1.5 below (concerning condemnation) is true on the Effective Date and thereafter becomes untrue and Purchaser does not have the right to terminate this Agreement under Section 5 above, then Purchaser shall not have the right to terminate the Agreement under this Section 7.3 (however, Purchaser shall have the rights provided under Section 5 above). For purposes of this Section 7.3, the term “in any material respect” shall mean that any inaccuracy in such matter (together with all other breaches of representations and warranties set forth in this Agreement, if any) will have an adverse monetary effect on the Property which exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000). For purposes of this Section 7.3, Purchaser’s “knowledge”, “actual knowledge”, or words of similar import, shall be deemed to be the collective knowledge of Mark T. Alfieri, Robert T. Poynter, and Jon Bader, each of whom shall be deemed to have actual knowledge of the employees and consultants of Purchaser and/or its affiliates that have conducted any due diligence investigations on behalf of Purchaser and/or its affiliates with respect to the Property, and all matters disclosed by the Disclosures (hereinafter defined), and any other documentation of Seller which was delivered to, or made available for review by, Purchaser. Notwithstanding anything to the contrary set forth in this Agreement, none of Mark T. Alfieri, Robert T. Poynter or Jon Bader shall have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or the transactions contemplated hereby.

7.4                                 Post-Closing Remedies. From and after the Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement including, without limitation, the terms of Section 12.1 below, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

8.                                       CONDITIONS PRECEDENT.

8.1                                 Condition Precedent - Purchaser.

8.1.1 Purchaser shall have until 5:00 p.m. (Chicago time) on the twenty-fifth (25th) day after the Effective Date within which to inspect the Property (the “Review Period”). If Purchaser determines that the Property is unsuitable for its purposes and so notifies Seller in writing within the Review Period, the Earnest Money (specifically excluding the Option Fee, which shall be paid to Seller) shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Purchaser’s failure to terminate this Agreement within the Review Period shall be conclusively deemed a waiver by Purchaser of the condition contained in this Section 8.1.1.

8.1.2 Purchaser’s right of inspection pursuant to this Section 8 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. Before entering upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing: (a) commercial general liability insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, (b) commercial automobile insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence which shall cover liability arising in connection with any automobile at the Property (including owned, hired and non-owned automobiles), and (iii) workers’ compensation insurance as required by statute in the state where the Property is located and employer’s liability insurance of not less than One Million Dollars ($1,000,000.00) per accident. All of the foregoing amounts may be met in combination with an umbrella or excess liability policy. With respect to the coverages required by subsections (a) and (b) immediately preceding, Seller, Stark and Roth, Inc., and their agents and affiliates shall be named as additional insureds. Such insurance coverage shall (i) be issued by an insurance company licensed to do business in the state where the Property is located having a rating of at least “AX” by A.M. Best Company, (ii) be primary and any insurance maintained by Seller shall be excess and noncontributory, (iii) include contractual liability coverage with respect to Purchaser’s indemnity obligations set forth in this Agreement (it being understood, however, that the availability of such insurance shall not serve to limit or define the scope of Purchaser’s indemnity obligations under this Agreement in any manner whatsoever), and (iv) not contain any exclusions for work performed at or on residential properties, or for “insured versus insured” claims as respects any potential claim by Seller against Purchaser. The insurance certificate required herein shall also provide that the coverage may not be cancelled, non-renewed or reduced without at least thirty (30) days’ prior written notice to Seller. No inspection shall be undertaken on less than twenty-four (24) hours prior written notice to Seller. Seller shall have the right to be present at any or all inspections. Without limiting Purchaser’s right to seek a Zoning 3.1 Endorsement to the Owner’s Policy, neither Purchaser nor its agents or representatives shall contact any tenants or any governmental or quasi-governmental entities concerning the Property or Seller without the prior written consent of Seller and without Seller being entitled to participate in such discussions. No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller in its reasonable discretion. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel acceptable to Seller) and hold Seller, Stark and Roth, Inc. and each of their respective past, present and future affiliates (collectively, “Seller’s Affiliates”), harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys’ fees and costs incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under Section 8 of this Agreement; provided, however, Purchaser shall not be liable for, and Purchaser shall not indemnify Seller or Seller’s Affiliates with respect to, any pre-existing condition, fact, matter, item or substance discovered, uncovered, located, or identified as a result of the entry or activities of Purchaser which are expressly permitted hereunder, except to the extent that such condition, fact, matter, item or substance is exacerbated by Purchaser or its consultant’s inspection. Purchaser shall restore to its original condition the Property or any portion thereof or any of Personal Property that is damaged or modified by Purchaser’s inspections or testing. The indemnification obligation of Purchaser in this Section 8.1.2 shall survive termination of this Agreement.

8.1.3 At Closing, all management contracts relating to the Property shall be terminated.

9.                                  SECTION 1031 EXCHANGE. Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller’s sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no material costs, expenses or liabilities in connection with Seller’s exchange, and the Closing shall not be delayed as a result thereof. Seller shall indemnify, defend and hold Purchaser harmless therefrom and Purchaser shall not be required to take title to or contract for purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser.

10.                            REPRESENTATIONS AND WARRANTIES.

10.1                           Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as of the Effective Date as follows:

10.1.1 Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

10.1.2 Seller has full power, right and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and properly authorized by proper company action in accordance with applicable law and with the Articles of Organization of Seller.

10.1.3 To Seller’s knowledge, Exhibit C attached hereto lists all of the Service Contracts entered into by Seller that affect the Property and the service provider under each Service Contract. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that any particular Service Contract will be assignable to Purchaser at Closing, will be in force or effect as of the Closing, or that the parties to the Service Contracts will not be in default under their respective Service Contracts, and the existence of any default by any party under any Service Contract shall not affect the obligations of Purchaser hereunder.

10.1.4 To Seller’s knowledge, Exhibit L attached hereto describes, in all material respects, the following information concerning the Leases affecting the Property as of the date thereon (“Rent Roll”): (a) unit number, (b) name of tenant, (c) rental rate, (d) move in date, (e) expiration date, and (f) amount of security deposit, and, to Seller’s knowledge, the Rent Roll is true, correct and complete in all material respects. Seller makes no representation with respect to any information provided in Exhibit L that is not described in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that tenants under Leases will not be in default under their respective Leases, and the existence of any default by any tenant under its Lease shall not affect the obligations of Purchaser hereunder.

10.1.5 Seller has not received from any governmental authority having the power of eminent domain any written notice of any condemnation of the Property or any part thereof.

10.1.6 To Seller’s knowledge, except as set forth on Exhibit N attached hereto, Seller does not have any knowledge of any material defects affecting the Property (for the purposes of this Section 10.1.6, material defects shall mean a defect that, in the aggregate, adversely affect the value of the Property by more than $250,000.00).

10.1.7 Except as set forth on Exhibit O attached hereto, Seller has received no written notice of any pending litigation initiated against Seller or the Property which would materially affect the Property after Closing.

10.1.8 To Seller’s knowledge, except as set forth on Exhibit P attached hereto, Seller has not received from any governmental authority written notice of any material violation of any building, fire or health code or any other statute applicable to the Property which will not be cured prior to Closing.

10.1.9 Seller has not received any currently effective written notice that any Hazardous Substances (as hereinafter defined) exist at the Property in violation of Applicable Environmental Laws. As used in this Agreement, the term “Applicable Environmental Laws” means the following laws as amended from time to time: (A) the Resource Conservation and Recovery Act of 1976, 42 USC §1801, et. seq.; or (B) the Comprehensive

Environmental Response Compensation and Liability Act of 1980, 42 USC §9601 et. seq.

10.2                           Seller’s Knowledge. When used in this Agreement, the term “to Seller’s knowledge”, “Seller does not have any knowledge of “ or words of similar import shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge, without inquiry, of Anthony Marino, Senior Corporate Counsel of Stark Investments. Notwithstanding anything to the contrary set forth in this Agreement, Anthony Marino shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

10.3                           Survival of Seller’s Representations and Warranties. Subject to the provisions of Section 7.3, Section 10.6 and any actions or conduct of Seller permitted under this Agreement, the representations and warranties of Seller set forth in Section 10.1 shall be updated by Seller at Closing in accordance with Section 4.2.9 above, and shall survive the Closing and the delivery of the Deed for a period of six (6) months following the Closing Date (provided, however, that Seller’s representations and warranties set forth in Sections 10.1.1 and 10.1.2 above shall survive Closing and the delivery of the Deed for the longest period permitted by law). Except with respect to Seller’s representations and warranties set forth in Section 10.1.1 and 10.1.2 above, notice of any claim as to a breach of any representation or warranty must be made to Seller prior to the expiration of such six (6) month period or it shall be deemed a waiver of Purchaser’s right to assert such claim.

10.4                           Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as of the Effective Date as follows:

10.4.1 Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

10.4.2 Purchaser has full power, right and authority to enter into, and as of the Closing Date will have the full power, right and authority to perform its obligations under, this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly and properly authorized by proper corporate action in accordance with applicable law and with the organizational documents of Purchaser.

10.4.3 Neither Purchaser nor, to Purchaser’s knowledge, any other person or party that directly or indirectly owns a five percent (5%) or greater ownership interest in Purchaser is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S.

Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

10.4.4 Purchaser is not a party in interest under Section 3(14) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

10.4.5 Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

10.4.6 Purchaser is not an entity whose assets are deemed to be “plan assets” under ERISA, and the funds being used by Purchaser to acquire the Property do not constitute in full or in part “plan assets” subject to ERISA (as defined in 29 C.F.R. § 2510.3-101).

10.5                           Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 10.4 shall be deemed to be remade by Purchaser as of Closing and shall survive the Closing and delivery of the Deed for the longest period permitted by law.

10.6                           Modification of Representations, Warranties and/or Certifications. Prior to Closing, as and to the extent that(i) Purchaser obtains actual knowledge of facts, or (ii) Purchaser receives (or Seller receives and delivers to Purchaser) any Disclosures (as hereinafter defined) with respect to matters addressed in Section 10.1, which contain information or facts that are inconsistent with or different from any or all of the representations, warranties or certifications made in Section 10.1 above, and the Closing occurs, then such inconsistent portion of such representation, warranty or certification made in this Section 10 shall be deemed to be modified and superseded by such fact or Disclosure (and, in such event, Seller shall no longer have any liability hereunder with respect to that portion of the representation, warranty or certification superseded herein, as applicable).

11.                                 AS-IS.

11.1                        AS-IS CONDITION.  SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 10.1 ABOVE AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING, AND ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO PURCHASE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY WRITTEN OR ORAL INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS CONCERNING THE PROPERTY (“DISCLOSURES”) PROVIDED OR MADE AVAILABLE TO PURCHASER, ITS AGENTS OR

CONSTITUENTS BY SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT. IN PURCHASING THE PROPERTY OR TAKING OTHER ACTION HEREUNDER, PURCHASER HAS NOT AND SHALL NOT RELY ON ANY SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON PURCHASER’S OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.

11.2                           NO ADDITIONAL REPRESENTATIONS.  PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, (A) THE NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, (B) THE CONSTRUCTION OF THE IMPROVEMENTS AND WHETHER THERE EXISTS ANY CONSTRUCTION DEFECTS THEREIN, (C) THE WATER, SOIL AND GEOLOGY OF THE PROPERTY, (D) THE INCOME TO BE DERIVED FROM THE PROPERTY, (E) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (F) THE COMPLIANCE OF OR BY THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION THEREOVER, (G) THE HABITABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (H) THE MARKETABILITY OF THE PROPERTY OR THE ABILITY TO LEASE OR SELL UNITS THEREIN, (I) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTY, AND (J) ANY MATTER REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS MATERIALS, AS HEREINAFTER DEFINED. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.

11.3                           RELEASE. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY

INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE OF ILLINOIS OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE AND OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE OF SELLER.

IN THIS REGARD AND TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 11.3, PURCHASER’S RELEASE OF SELLER AS SET FORTH IN THIS SECTION 11.3 SHALL NOT PERTAIN TO ANY CLAIM OR CAUSE OF ACTION BY PURCHASER AGAINST SELLER FOR A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT

OR IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING.

“Hazardous Materials” or “Hazardous Substances” - shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.;  the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

11.4                           Condominium Conversions. Purchaser agrees to indemnify, defend and hold Seller, Seller’s Affiliates, and each of their respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents, harmless from and against any and all demands, claims, causes of action, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever and of any kind or nature (including, without limitation, court costs and reasonable attorneys’ fees arising out of any of the above), whether in tort, contract or otherwise, and whether arising under statutes in effect in the State of Illinois or otherwise, arising out of or directly relating to claims made or brought by or on behalf of any party or parties who acquire or contract to acquire any ownership interest in the Property following the filing or recording of any document providing for the conversion of the Property to a form of condominium ownership under any state or local law (including, without limitation, condominium and homeowner associations), and their successors and assigns, in connection with or related to, the physical condition of the Property prior to, at and subsequent to Closing, including, without limitation, with respect to deficiencies (including, without limitation, any latent or patent defect) in the design, specification, surveying, planning, development, supervision or construction of an improvement to the Property, or any injury arising out of any such deficiency, all structural and seismic elements of the Property, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the existence of asbestos, mold, mildew or fungi and the environmental condition of the Property. The provisions of this Section 11 shall survive the Closing for the longest period permitted by law. Purchaser and Seller acknowledge and agree that the disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price and Purchaser would not have agreed to enter into the transaction contemplated by this Agreement without such disclaimers, indemnifications and other agreements set forth above.

12.                            LIMITATION OF LIABILITY.

12.1                           Limitation of Liability. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Seven Hundred Fifty Thousand and No/100ths Dollars ($750,000.00). Seller shall not be liable to Purchaser in respect of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) unless and until the sum of such obligations exceeds Twenty Five Thousand and no/100ths Dollars ($25,000.00) in the aggregate. The provisions of this Section 12.1 shall survive the closing or any termination of this Agreement.

12.2                           No Personal Liability of Seller’s Members and Employees. No constituent member of Seller or any of Seller’s or such member’s agents, partners, members, advisors, trustees, directors, officers, employees, beneficiaries, shareholders, participants, or agents of (including, but not limited to, Stark and Roth, Inc.) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member in Seller, nor any obligation of any constituent member in Seller, to restore a negative capital account or to contribute capital to Seller, shall at any time be deemed to be the property or an asset of Seller (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of member’s obligations to restore or contribute). The provisions of this Section 12.2 shall survive the Closing or any termination of this Agreement.

13.                            OPERATION OF THE PROPERTY. From and after the Effective Date until the Closing Date or earlier termination of this Agreement:

13.1                           Ordinary Course of Business. Seller shall operate the Property in its ordinary course of business (provided, that such obligation shall not include incurring any capital expenditures except to the extent that the Property is unable to operate reasonably as a Class A apartment building without such expenditure) and shall not sell, further pledge, or otherwise transfer or dispose of all or any part of any Property (except for such items of Personal Property as become obsolete or are disposed of in the ordinary course), subject to the provisions of Section 5 above.

13.2                           Service Contracts. Seller shall not enter into any new written service contract with respect to the Property that will not be cancelable by Purchaser without penalty upon no greater than thirty (30) days notice, without the prior written consent of Purchaser.

13.3                           Property Insurance. Seller shall maintain in full force and effect insurance coverages substantially similar to Seller’s existing property insurance on the Property.

13.4                           Condition of Vacant Units. At Closing, any units at the Property that are vacated at least five (5) business days prior to Closing shall be put in rent ready condition by Seller in accordance with Seller’s customary management practices at the Property or Purchaser shall receive a credit at Closing in an amount necessary to put any such unit in rent ready condition; provided, however, the amount of any such credit shall not exceed the sum of $500.00 per unit.

13.5                           New Leases. Seller shall keep, observe, and perform its obligations as landlord under the Leases, and not enter into, or alter, amend or otherwise modify or supplement any existing Lease to provide for a term in excess of one (1) year, without the prior written consent of Purchaser. Seller shall not enter into any new commercial or retail Leases or terminations, modifications, or extensions of such Leases without first obtaining Purchaser’s prior written consent, which shall not be unreasonably withheld. Purchaser’s consent shall be deemed to have been tendered by Purchaser if Purchaser does not object within five (5) business days after Purchaser’s receipt of Seller’s written inquiry.

13.6                           Pre-Closing Operations. For a period of at least 72 hours before the Closing, Seller shall discontinue data entry operations in the on-site computer system for the Property, including making deposits of rental income. Seller acknowledges that such discontinuance is intended to afford Seller and Purchaser an opportunity to coordinate the transition of the Property in anticipation of Closing and to complete work on prorations as set forth in this Agreement. Seller shall, as soon as practicable after discontinuing such data entry (with Seller endeavoring to do the same within two hours of such discontinuance), forward to Purchaser or its designee final reports to facilitate transition planning and compilation of prorations.

13.7                           Website. Seller shall maintain the Website though the Closing. Promptly following Closing, Seller and Purchaser shall work together in good faith, together with the Website manager, to remove all references to Seller as owner and to the property management company.

14.                                 MISCELLANEOUS.

14.1                           Indemnification Claims. The indemnifications contained in this Agreement shall be subject to the following provisions: the indemnitee shall notify indemnitor of any such claim against indemnitee within thirty (30) days after it has written notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within fifteen (15) business days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor’s liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by indemnitee in effecting such settlement. The obligations set forth in this Section 14.1 shall survive the Closing or earlier termination of this Agreement.

14.2                           Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

14.3                           Assignment. Except for a one (1) time right to assign this Agreement, to a “Permitted Assignee” (as hereinafter defined), neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser. For purposes of this Agreement, the term “Permitted Assignee” shall mean a legal entity controlled by Behringer Harvard Multifamily OP I LP. To be effective, an assignment to a Permitted Assignee shall (i) only be permitted following the expiration of the Review Period; (ii) be fully executed by the assignor and the Permitted Assignee thereunder and delivered to Seller as soon as practicable to afford Seller sufficient time before the Closing Date to prepare the applicable closing documents reflecting the name and signature block of the Permitted Assignee, and (iii) contain a provision whereby the Permitted Assignee assumes all of the obligations of Purchaser under this Agreement whether occurring before, as of or after the effective date of such assignment. Upon both the assignment of this Agreement and the Permitted Assignee’s delivery to Escrowee of the full amount of Closing funds required to be delivered by Purchaser (or the Permitted Assignee) hereunder, the original Purchaser will be released from all liabilities and obligations under this Agreement as and to the extent that the Permitted Assignee has assumed the same. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

14.4                           No Modification. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

14.5                           Time of the Essence. Time is of the essence of this Agreement.

14.6                           Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Illinois.

14.7                           Notice. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), by facsimile transmission with a copy to follow by certified mail, return receipt requested, postage paid or by overnight courier, or by electronic mail (provided that receipt is confirmed by a return electronic mail message sent by the recipient or an assistant thereof); provided, however, notices sent pursuant to Section 7.1 or 7.2 may not be transmitted by electronic mail. Notices shall be addressed as follows:

If to Seller:

c/o Stark Investments

3600 South Lake Drive

St. Francis, Wisconsin 53235

Telephone: (414) 294-7786

Facsimile: (414) 294-7986

Attention: Linda Gorens-Levey / Anthony Marino

Email:	lgorens@starkinvestments.com
amarino@starkinvestmetns.com

With copies to:

Quarles & Brady LLP

300 N. LaSalle Street, Suite 4000

Chicago, Illinois 60654

Telephone: (312) 715-5061

Facsimile: (312) 632-1733

Attention: Thomas A. McCarthy

Email: thomas.mccarthy@quarles.com

If to Purchaser:

Behringer Harvard Multifamily OP I LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Telephone: 214-655-1600

Facsimile: 214-655-1610

Attention: Robert T. Poynter

Email: bpoynter@behringerharvard.com

With a copy to:

Miller, Egan, Molter & Nelson LLP

4514 Cole Avenue, Suite 1250

Dallas, Texas 75205

Telephone: 214-628-9502

Facsimile: 214-628-9505

Attention: Walter D. Miller

Email: walt.miller@MillerEgan.com

All notices given in accordance with the terms hereof shall be deemed received on the next business day if sent by overnight courier, on the same day if sent by facsimile or electronic mail before 5:00 p.m. (Chicago time) on a business day, on the third (3rd) business day following deposit with the United States Mail as a registered or certified matter with postage prepaid, or when delivered personally or otherwise received or refused. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 14.7.

14.8         Waiver of Trial by Jury. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, PURCHASER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY. IN ADDITION, PURCHASER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION PROVIDED FOR IN THE AGREEMENT.

14.9         Confidentiality. Without the prior written consent of Seller, Purchaser shall not issue a press release or other media publicity of any kind whatsoever with respect to Seller or this Agreement or disclose to any third party the existence of this Agreement or any term or condition of this Agreement (including, without limitation, the Purchase Price) or the results of any inspections or studies undertaken in connection herewith. Notwithstanding the foregoing, after the Closing, each of Seller and Purchaser shall have the right to issue a press release solely announcing the purchase and sale of the Property and the resulting ownership and control of the Property so long as the release does not, except to the extent required by applicable law or as may otherwise be a Permitted Disclosure (as hereafter defined), disclose the economic terms thereof (a “Permitted Release”). Any press release or media publicity other than a Permitted Release issued by either Seller or Purchaser shall be subject to the review and approval of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable law, in which event the review and approval of the other party hereto shall not be required. Purchaser agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 8 hereof, any of the documents, material or information regarding the Property or Seller supplied to Purchaser by Seller or by any third party at the request of Seller, including, without limitation any environmental site assessment reports and information concerning any employee of Seller or Seller’s Affiliates furnished to Purchaser, except Purchaser may share such documents, material and information with Purchaser’s consultants (the “Purchaser’s Consultants”) on a “need to know” basis, unless Purchaser is compelled to disclose such documents, material or information by law or by subpoena. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, attorney’s fees) arising out of a breach by Purchaser or Purchaser’s Consultants of the provisions of this Section 14.9. In the event that the Closing does not occur in accordance with the terms of this Agreement, Purchaser shall promptly return to Seller all hard copies (and shall permanently delete and destroy all electronic copies) of the documents, materials and information regarding the Property supplied to Purchaser by Seller or at the request of Seller. Notwithstanding any provision of this Section 14.9 to the contrary or in any other agreement to which any party hereto is bound, Purchaser and Purchaser’s Consultants may disclose any information or documentation that (i) is readily ascertainable by the general public (other than as a result of a disclosure by Purchaser in violation of this Section 14.9), (ii) was known to Purchaser prior to the Purchaser’s delivery of the letter intent dated May 24, 2010, (iii) is deemed advisable by Purchaser or its counsel to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting Purchaser in connection with the transaction contemplated by this Agreement so long as such persons are informed by Purchaser of the confidential nature of such information and are directed in writing by Purchaser to treat such information confidentially, (iv) is required to be disclosed by applicable law, or (v) is deemed advisable by Purchaser or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines imposed by law and applicable to Purchaser or any affiliate thereof, including any disclosures to the Securities and Exchange Commission (each, a “Permitted Disclosure”). The provisions of this Section 14.9 shall survive the Closing or the earlier termination of this Agreement.

14.10       Assignment of Interest in Reports and Studies. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s request and payment by Seller to Purchaser of the actual out-of-pocket costs paid by Purchaser in procuring same, assign and transfer to Seller all of its right, title and interest in and to, and deliver to Seller, any and all third-party studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents (excluding, however, any underwriting or property valuation analyses prepared by Purchaser).

14.11       Access to Property Files. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser hereby agrees that following Closing, Seller shall have, upon reasonable prior notice to Purchaser, access to all files at the Property that relate to a dispute or a set of facts that could lead to a dispute (a “Dispute”) between Seller and a third party including, without limitation, a tenant of the Property with respect to Seller’s period of ownership thereof; provided, however, all rights, defenses, causes of action and claims relating to a Dispute and arising from matters and events following the Closing Date shall belong to Purchaser. In addition, all files at the Property that relate to tenants who have vacated their units at the Property (the “Former Tenant Lease Files”), together with any and all rights, defenses, causes of action and claims relating thereto, shall remain the property of Seller. Former Tenant Lease Files may be removed from the Property by Seller on or before Closing. The provisions of this Section 14.11 shall survive the Closing.

14.12       No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach by Purchaser, entitling Seller to terminate this Agreement. For the avoidance of doubt, this Section 14.12 does not prohibit any Permitted Disclosure and the making of any Permitted Disclosure by Purchaser shall not be a default under this Section 14.12, but only so long as Purchaser does not record or file this Agreement or any memorandum or notice of this Agreement with the office of the Cook County Recorder of Deeds or any other land records.

14.13       No Finance Contingency. Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any manner contingent or conditioned upon Purchaser obtaining financing in order to Purchase the Property. It is expressly understood that if Purchaser is unable to close the transaction contemplated by this Agreement as a result of Purchaser’s failure to obtain financing, Purchaser shall be in default under this Agreement and Seller shall have the remedy provided in Section 7.2 above. In no event shall Seller be obligated to comply with any requirements of Purchaser’s lender or otherwise incur any cost, expense or liability in connection with Purchaser’s financing of the Property.

14.14       Counterpart Signatures. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

14.15       Designation of Escrowee as Reporting Person. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.

14.16       Weekends and Legal Holidays. Whenever the time for performance of a covenant or condition required to be performed pursuant to the terms of this Agreement falls upon a Saturday, Sunday or Federal or State of Illinois holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to “days” shall mean calendar days.

14.17       Signatures. Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

14.18       Legal Representation. Each party hereto has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party hereto and its counsel has had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

14.19       Prevailing Party Attorney Fees. If either Seller or Purchaser files suit to enforce the obligations of the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys from the non-prevailing party

14.20       3-14 Audit. Seller acknowledges that Purchaser may be required by applicable law to have audited financial statements pertaining to the net operating income (i.e. rental revenue, repairs and maintenance expenses, utilities, payroll, real estate taxes, insurance, management fees, etc.) of the Property (but not with respect to Seller or any of its affiliates) prepared with respect to the period that is up to three (3) years prior to the Closing Date and that Purchaser may cause to be prepared audited financial statements with respect to the Property in compliance with the policies of Purchaser and certain laws, including applicable regulations promulgated by the Securities and Exchange Commission. Accordingly, Seller agrees to provide Purchaser and its representatives with reasonable access to Seller’s books and records relating to the financial operation of the Property only (and not with respect Seller or any of its affiliates)

for a period of one (1) year after the Closing upon not less than ten (10) business days’ advance written notice in order for Purchaser to conduct the required audit, at Purchaser’s sole expense; provided, however, Seller shall have no obligation to create or prepare any new financial statements or reports, and Purchaser’s right to inspect the Seller’s books and records relating to the financial operation of the Property shall be limited to the Seller’s then existing books and records, in whatever form said books and records then exist. Further, Purchaser hereby acknowledges and agrees that Seller shall not be deemed to have made any representations or warranties with respect to Seller’s books, records and other documents that Purchaser and/or its representatives may review in connection with such audit, and Seller shall have no liability to Purchaser or any other party in connection therewith. Further, Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, loss, costs and damages suffered by Seller in connection with Purchaser’s access to the books and records described in this Section 14.20 and the audited financial statements resulting therefrom. Purchaser shall reimburse Seller, on demand, for any and all out-of-pocket costs reasonably incurred by Seller in cooperating with such audit. The provisions of this Section 14.20 shall survive Closing.

14.21       Title Insurance. Seller agrees to use good faith, diligent efforts to cause the Title Insurer, at Closing, to issue (or irrevocably commit to issue) the Owner’s Policy required under this Agreement. If, however, the Title Insurer fails or refuses to issue (or irrevocably commit to issue) said Owner’s Policy at Closing, and provided that (i) Seller has utilized good faith, diligent efforts to cause Title Insurer to issue (or irrevocably commit to issue) the Owner’s Policy, (ii) Seller has delivered all customary indemnifications and/or affidavits to the Title Insurer to enable the Title Insurer to issue (or irrevocably commit to issue) the Owner’s Policy, and (iii) the failure of the Title Insurer to issue (or irrevocably commit to issue) the Owner’s Policy is not a result of any default of Seller hereunder, then, notwithstanding anything contained in this Agreement to the contrary, the failure of the Title Insurer to issue (or irrevocably commit to issue) said Owner’s Policy shall not be deemed a default by Seller hereunder, and, in lieu thereof, and as its sole recourse, Purchaser may elect to either (1) terminate this Agreement, in which event the Earnest Money (specifically excluding the Option Fee, which shall be paid to Seller) and any interest thereon net of investment charges shall be forthwith returned to Purchaser, all obligations of the parties hereunder shall terminate, and this Agreement shall otherwise have no further force and effect (other than those matters which expressly survive early termination of this Agreement), or (2) proceed to close the transactions contemplated hereby in accordance with the terms of this Agreement, whereupon Purchaser shall accept such form of title insurance policies, if any, as the Title Insurer is then prepared to issue. Purchaser’s failure to make either of the two elections described in the preceding sentence on or before the Closing Date shall be deemed an election of option (2) above.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER:

STARK BURNHAM POINTE LLC,
a Wisconsin limited liability company

By:	/s/ Linda Gorens-Levy
Name:	Linda Gorens-Levy
Its:	Authorized Signatory

PURCHASER:

BEHRINGER HARVARD MULTIFAMILY OP I,
LP, a Delaware limited partnership

By: BHMF, Inc., a Delaware corporation
Its: General Partner

By:	/s/ Robert T. Poynter
Name:	Robert T. Poynter
Its:	Vice President

EXHIBITS

A — Legal Description

B — List of Personal Property

C — List of Service Contracts

D — Earnest Money Escrow Instructions

E — Permitted Exceptions

F — Exceptions to the Deed

G — Special Warranty Deed

H — Bill of Sale

I — Tenant Notice Letter

J — Assignment and Assumption of Leases, Security Deposits and Service Contracts

K — Assignment of Intangibles

L — Rent Roll

M — [intentionally deleted]

N — Material Defects Affecting Property

O — Notice of Pending Litigation

P — Notice of Violations

BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

LOTS 4, 9 AND 10 IN BLOCK 111 IN E.K. HUBBARD’S SUBDIVISION OF BLOCKS 5, 60, 66, 75, 85, 104, 105, 108 THROUGH 112 IN SCHOOL SECTION ADDITION TO CHICAGO IN SECTION 16, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

LOTS 15, 16,21 AND 22 IN BLOCK 111 IN E.K. HUBBARD’S SUBDIVISION OF BLOCKS 5, 60, 66, 75, 85, 104, 105, 109, 111 AND 112 IN SCHOOL SECTION ADDITION TO CHICAGO OF SECTION 16, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, (EXCEPT THAT PART OF LOT 22 CONVEYED TO CITY OF CHICAGO, A MUNICIPAL CORPORATION, BY WARRANTY DEED RECORDED OCTOBER 17, 1983 AS DOCUMENT 26823367 DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTH LINE OF LOT 22 AND THE WEST LINE OF SOUTH CLARK STREET, AS WIDENED, THENCE WEST ALONG THE SOUTH LINE OF SAID LOT A DISTANCE OF 101 FEET TO THE EAST LINE OF THE PUBLIC ALLEY, THENCE NORTH ALONG THE EAST LINE OF SAID ALLEY A DISTANCE OF 2 FEET; THENCE NORTHEASTERLY ALONG A STRAIGHT LINE A DISTANCE OF 102.14 FEET TO A POINT ON THE WEST LINE OF SOUTH CLARK STREET, AS WIDENED, SAID POINT BEING 17.22 FEET NORTH OF THE POINT OF BEGINNING, THENCE SOUTH ALONG THE WEST LINE OF SOUTH CLARK STREET, AS WIDENED, A DISTANCE OF 17.22 FEET TO THE POINT OF BEGINNING), IN COOK COUNTY, ILLINOIS.

A-1

BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT B

LIST OF PERSONAL PROPERTY

Burnham Pointe Inventory 6/7/2010

In Units:	Units
Refrigerators	298
Diswashers	298
Gas Ranges	298
Washer/Dryers	298
Microwaves	298

Party Room:	Units
Lounge Chairs	4
Cocktail Table	3
Bench Tables	2
Samsung 32” LCD Flat Screens	4
Samsung 46” LCD Flat Screens	2
Wall Brackets for TV’s	6
Bar Chairs	6
Pool Table	1
Couch	1
Lounge Chairs	2
set of pool sticks and balls	1
art pictures	2

Work Out Facilities:
Treadmills	4
Recumbant Bikes	2
Eliptical Machines	2
Weight Bench Sets	2
Conversion Recumbant Rower	1
Ball Set (ab)	1
Free Weight Set	1
Equipment Mats	8

37” LCD Flat Screen TV’s	3
Get Fit Lat/Row Machine	1
Get Fit Multiple Press machine	1
Get Fit Leg Curl/extension machine	1

Parking Garage:
Parking Equipment	1

Common Areas
Trash Compactor	1
Security System	1
Cameras	16

Business Center:
Conference Table	1
7 Conference Chairs	7
3 Computer	3
Computer Desk	1
3 Computer chairs	3
Printer (now located in the office)	1

Offices
Phones	7
computers	5
Desks	6

Patio Furniture:
2 Grills	2
4 patio tables with umbrellas	4
12 lounge chairs	12
16 chairs	16
8 padded chairs	8
1 padded couch	1
6 end tables	6

Supply Room
Carpet Shamppoer	1

706 Model
T297-0 PR TABLES	1
AVERILLE DRESSER	1
AVERILE NIGHTSTAND	2

DAWSON SOFA, FAB: SONNY ALOE	1
DINING TABLE	1
CHAIR	2
TV UNIT	1
SIDE CHAIR, DK BROWN	4
BED, ENTIRE BED	1
KING ROYAL SPLENDER, MATT ONLY	1
3/3 X 80 FOUNDATION	2
BECKETTE BUFFET	1
ARISTO HALIFAX TABLE	2
DESK & HUTCH	1
NOVA 25” STOOLS	3

703 Model
END TABLE	1
COCKTAIL	1
HEADBOARD, IVORY QUEEN,	1
LOVESEAT	1
DINING CHAIR, BROWN/CHROME	4
STOOL, WALNUT/NICKEL	2
FULL HEADBOARD FINISH:CHAMPAGNE	1
SERVER	1
DRAWER CHEST	1
NIGHTSTAND	1
REGAL SPLENDOR QUEEN SET W/RAILS	1
REGAL SPLENDOR FULL SET W/RAILS	1
FREEMAT	2
URBAN SAFARI	1
MILAN CHAIRS, FINISH:MOCHA,	2
TV CONSOLE	1
CHAIR, FAB: BARK, FINISH:AMERICANA	1
DINING TABLE	1
BRISTOL BENCH	1

Maintenance Equipment Inventory
CRESCENT NUT DRIVERS	1
FILE SET -10 PIECE SET	1
WATER HOSES	2
BLUE DUMPSTER	1
LUGGAGE CARTS	3

PORTER AIR COMPRESSOR	1
POULAN PRO AIR BLOWER	1
GENERAL ROD	1
GAS CANS	2
RIGID ROD	1
400A AC CLAMP METER	1
TUB DRAIN REMOVER	1
BENZOMATIC TORCHES	2
GREASE GUN	1
50FT ELECTRICAL CORD	1
BOSCH ROTARY HAMMER	1
PERFORMANCE KEY MACHINE	1
SANITAIRE FLOOR MACHINE	1
HOOVER SPIN SWEEP	1
SANITAIRE VACUUM	1
SKIL SAW	1
DEWALT COMBO SAW/DRILL	1
SHOP VAC RIGHT STUFF	1
6FT LADDER	1
3FT LADDER	1
12FT LADDER	1
SALT SPREADER	1
LOCKOUT TAG OUT KIT	1
COMPLIANCE CENTER	1
MSDS BOOK	1
YARD MACHINE SNOW BLOWER	1
SANITAIRE EXTRACTOR	1
SUNBEAM MICROWAVE	1
WORK PRO POWER WASHER	1
SNOW SHOVELS	2
ICE SCRAPER	1
JANITOR CART	2
DOLLY	1
POWER GRIP	2
VIPER BUFFER	1

BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT C

LIST OF SERVICE CONTRACTS

Contracts	Vendor
Apartment Advertising	Apartmentguide.com
Cable/Internet	MDU
Copier	Canon
Elevator Contract	Schindler
Exterminator	Smithereen
Fire Alarm Monitoring	Fox Valley Fire and Safety
Annual sprinkler test	Alliance Fire Protection
Fire panel test/extinguisher testing	Simplex Grinnell
Flower Delivery for lobby	Thomas Joseph Design
Furniture Rental	Brook Furniture
HVAC Contact	Advance Mechanical Systems
Key System	Keytrak
Plant rental	Plantscapes
Landscaping	Clarence Davids
Laundry	Cintas
Parking Garage	Standard Parking
Pool Equip/Supplies	Liquid Service
Telephone	Globalcom First Communications
Union Janitors/Doorstaff	Local 1 and 25
Utility Billing	Conservice
Waste Removal	Waste Management
Property Management	Draper and Kramer

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT D

EARNEST MONEY ESCROW INSTRUCTIONS

Chicago Title Insurance Company

712 Main St., Suite 2000E

Houston, Texas 77002-3223

Attention: Jimmy Erwin

Telephone: 713-238-9191

Facsimile: 713-238-9190

Date:                                     , 2010

TO:  Chicago Title Insurance Company

Attn: Jimmy Erwin

The amount of Two Million and No/100ths Dollars ($2,000,000.00) (together with any additional earnest money deposit hereafter made by Purchaser, the “Escrow Deposit”) is deposited with the Houston Chicago office of Chicago Title Insurance Company in escrow by Behringer Harvard Multifamily OP I LP, a Delaware limited partnership, the “Purchaser” under that certain Real Estate Sale Agreement (the “Agreement”), dated                                       , 2010, with Stark Burnham Pointe LLC, a Wisconsin limited liability company, as the “Seller”.

As escrowee, you are hereby directed to hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions:

1.                                       You are to hold the Escrow Deposit until: (a) you are in receipt of a joint order by the undersigned Seller and Purchaser as to the disposition of the Escrow Deposit; (b) you are in receipt of a written demand (the “Demand”) from either Seller or Purchaser for the payment of the Escrow Deposit or any portion thereof; or (c) you are in receipt of a copy of any notice from Purchaser received on or before the end of the Review Period (as defined in the Agreement) and terminating the Agreement pursuant to Section 8.1.1 thereof. Upon receipt of any Demand, you are directed to so notify the other party, enclosing a copy of the Demand. If within five (5) days after the non-demanding party has received or is deemed to have received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, then you are to disburse the Escrow Deposit as requested by the Demand. If within said five-day period you receive from the non-demanding party its notice of objection to the Demand, then you are directed to notify the other party, enclosing a copy of the notice of objection, and you are to continue to hold the Escrow Deposit until you are in receipt of a joint order as aforesaid, but after sixty (60) days you may deposit the

Escrow Deposit with a Court of competent jurisdiction. If you are in receipt of any notice described in the preceding clause (c), then you are not required to obtain Seller’s approval thereof, and you shall not withhold disbursement of the Escrow Deposit to Purchaser pending receipt of Seller’s approval thereof; provided, however, that before you disburse any portion of the Escrow Deposit to Purchaser you must first disburse $250,000 to Seller (such amount representing Seller’s share of the “Option Fee” described in the Agreement).

2.                                       Notwithstanding the foregoing, as escrowee, you are hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any Court, and in case you obey or comply with any such order, judgment or decree of any Court, you shall not be liable to either of the parties hereto or any other person or entity by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding these Escrow Instructions, to which you are or may at any time be a party, the undersigned Seller and Purchaser agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection herewith.

3.                                       Any escrow fee to be charged by you is to be borne equally by the undersigned Seller and Purchaser.

4.                                       As escrowee, you shall invest the Escrow Deposit in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities at one or more institutions approved by Purchaser, as the undersigned Purchaser may direct. Any interest earned on the Escrow Deposit, after you deduct your customary investment charges, shall become and be deemed to be a part of the Escrow Deposit.

5.                                       All notices or other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier (such as Federal Express), by facsimile transmission or by first class United States Mail, postage prepaid, registered or certified (return receipt requested) to the respective addresses for the Seller, Purchaser and escrowee as herein provided (with concurrent copies of all such notices or communications being delivered to the parties’ respective counsel at the addresses set forth herein). A notice is given on the date it is personally delivered, sent by overnight courier or facsimile transmission, or deposited with the United States Mail for delivery as aforesaid. A notice is received on the date it is personally delivered, the day after sent if sent by overnight courier or facsimile transmission or, if sent by mail as aforesaid, on the date noted on the return receipt.

6.                                       Seller and Purchaser may act hereunder either directly or through their respective attorneys:

Seller’s attorney is:

Quarles & Brady LLP

300 N. LaSalle Street, Suite 4000

Chicago, Illinois 60654

Attn: Thomas A. McCarthy

Telephone: (312) 715-5061

Facsimile: (312) 632-1733

Purchaser’s attorney is:

Miller, Egan, Molter & Nelson LLP

4514 Cole Avenue, Suite 1250

Dallas, Texas 75205

Attn: Walter D. Miller

Telephone: (214) 628-9502

Facsimile: (214) 628-9505

7.                                       These Escrow Instructions are being entered into to implement the Agreement and shall not (nor be deemed to) amend, modify or supersede the Agreement or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that you may rely solely upon these Escrow Instructions.

8.                                       In case of any suit or proceeding at law or in equity regarding the Escrow Deposit or these Escrow Instructions, the non-prevailing party shall pay the prevailing party all costs and expenses (including, but not limited to, attorney’s fees) incurred by the prevailing party, and if such prevailing party shall recover judgment in any such suit or proceeding, such costs and expenses (including but not limited to attorneys’ fees) shall be included in and as a part of such judgment.

9.                                       Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by the Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.

10.                                 These Escrow Instructions may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Agreed and Acknowledged this 18th day of June, 2010.

PURCHASER:	SELLER:

BEHRINGER HARVARD	STARK BURNHAM POINTE LLC,
MULTIFAMILY OP I, LP, a Delaware	a Wisconsin limited liability company
limited partnership

By: BHMF, Inc., a Delaware corporation	By:
Its: General Partner	Name:
Its:

By:
Name:
Its:

Address:	Address:

Behringer Harvard Multifamily OP I LP 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Attn: Robert T. Poynter Telephone: 214-655-1600	c/o Stark Investments 3600 South Lake Drive St. Francis, Wisconsin 53235 Attn: Linda Gorens-Levey / Anthony Marino Telephone: (414) 294-7786

Agreed and Acknowledged this                      day of                 , 2010.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT E

PERMITTED EXCEPTIONS

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet delinquent.

3.                                       Rights of tenants in possession, as tenants only, under unrecorded Leases.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Water rights, claims or title to water.

6.                                       All other exceptions that become Permitted Exceptions in accordance with the provisions of Section 3.

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT F

EXCEPTIONS TO THE DEED

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet delinquent.

3.                                       Rights of tenants under leases, and those claiming by, through and under said tenants.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

6.                                       Covenants, conditions, restrictions, and private or public utility easements of record together with easements or claims of easements not shown by the public records.

7.                                       Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the Property.

8.                                       Add all other exceptions that become Permitted Exceptions in accordance with the provisions of Section 3.

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT G

When Recorded, Mail to:

SPECIAL WARRANTY DEED

For the consideration of the sum of Ten Dollars ($10.00) and other valuable considerations received, STARK BURNHAM POINTE LLC, a Wisconsin limited liability company (“Grantor”), does hereby convey to             , a(n)                (“Grantee”), all of Grantor’s right, title and interest in and to the following described real property (the “Property”) situated in Cook County, Illinois, together with all improvements thereon and all of Grantor’s interest in any rights and privileges solely appurtenant thereto:

SEE EXHIBIT A ATTACHED HERETO AND BY THIS
REFERENCE MADE A PART HEREOF.

SUBJECT TO: the permitted exceptions set forth on Exhibit B attached hereto and by this reference made a part hereof.

AND GRANTOR hereby binds itself and its successors to warrant and defend the title against all of the acts of Grantor and no other, subject to the matters set forth above.

Grantee, on behalf of itself, its successors and its assigns, agrees to indemnify, defend and hold Grantor, Grantor’s affiliates, and each of their respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents, harmless from and against any and all demands, claims, causes of action, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever and of any kind or nature (including, without limitation, court costs and reasonable attorneys’ fees and disbursements arising out of any of the above), whether in tort, contract or otherwise, and whether arising under statutes in effect in the State of Illinois or otherwise, arising out of or directly relating to claims made or brought by or on behalf of any party or parties who acquire or contract to acquire any ownership interest in the Property following the filing or recording of any document providing for the conversion of the Property to a form of condominium ownership under any state or local law (including, without limitation,

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condominium and homeowner associations), and their successors and assigns, in connection with or related to, the physical condition of the Property prior to, at and subsequent to the date of this Deed, including, without limitation, with respect to deficiencies (including, without limitation, any latent or patent defect) in the design, specification, surveying, planning, development, supervision or construction of an improvement to the Property, or any injury arising out of any such deficiency, all structural and seismic elements of the Property, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the existence of asbestos, mold, mildew or fungi and the environmental condition of the Property.

The foregoing indemnification, covenants, conditions and restrictions shall run with title to the Property herein described, and shall inure to the benefit of, and shall be binding upon, Grantor and Grantee and their respective heirs, successors and assigns. In the event of any sale, transfer or other disposition of the Property by Grantee, Grantee shall endeavor to provide Grantor with written notice thereof at least five (5) business days prior to the effective date thereof. Such notice shall be sent by nationally recognized overnight delivery service to:

c/o Stark Investments

3600 South Lake Drive

St. Francis, Wisconsin 53235

Attention: Real Estate Manager

If any term or provision of this Deed or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Deed shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed this        day of                 , 2010.

GRANTOR:

STARK BURNHAM POINTE LLC,
a Wisconsin limited liability company

By:
Name:
Its:

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT H

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is executed as of the                                day of 2010, by STARK BURNHAM POINTE LLC, a Wisconsin limited liability company (“Seller”), having offices at c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235, in favor of                       a(n)                       (“Purchaser”), having offices at                           .

1.             Real Property. The “Real Property” shall mean the real property located in the County of Cook, State of Illinois, commonly known as the Burnham Pointe Apartments and located at 720-30 S. Clark Street, Chicago, Illinois.

2.             Personal Property. The “Personal Property” shall mean those certain articles of personal property used in connection with the operation of the Real Property which are described in Exhibit A attached to this Bill of Sale.

3.             Sale. For good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers the Personal Property to Purchaser. Seller covenants and agrees to warrant and forever defend title to the Personal Property unto Purchaser against any and all persons lawfully claiming the whole or any part thereof by, through or under Seller, and none other. Except as set forth in the immediately preceding sentence, Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred “AS IS” and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANT ABILITY ARE HEREBY EXCLUDED.

[Signatures on Next Page]

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IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the day and year first above written.

SELLER:

STARK BURNHAM POINTE LLC,
a Wisconsin limited liability company

By:
Name:
Title:

PURCHASER’S ACKNOWLEDGEMENT AND RECEIPT:

PURCHASER:

By:
Name:
Title:

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT I

TENANT NOTICE LETTER

                                 , 2010

Dear Tenant:

Dear                                  ,

Stark Burnham Pointe LLC and the management team of Burnham Pointe Apartments wish to inform you that as of                   , 2010, Burnham Pointe Apartments will change ownership.

Stark Burnham Pointe LLC would like to thank you for your residency at the Burnham Pointe Apartments and for allowing us to serve your needs. Your security deposit will be transferred to the new owner, [INSERT NEW OWNER’S NAME AND ADDRESS]. Please submit all future payments to the new management company, as directed by the new owner.

Sincerely,

Property Manager
Burnham Pointe Apartments

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT J

ASSIGNMENT AND ASSUMPTION
OF LEASES, SECURITY DEPOSITS AND SERVICE CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS AND SERVICE CONTRACTS (this “Assignment”) is entered into as of the                             day of                           , 2010, between STARK BURNHAM POINTE LLC, a Wisconsin limited liability company (“Assignor”), having an office at c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235 and                              , a(n)                        (“Assignee”) having an office at                             .

1.           Property. The “Property” means the real property located in the City of Chicago, County of Cook, State of Illinois, commonly known as “Burnham Pointe Apartments”, together with the building, structures and other improvements located thereon.

2.           Leases. The “Leases” means those leases, tenancies, rental agreements and occupancy agreements affecting the Property which are described in Exhibit A attached to this Assignment.

3.           Security Deposits. “Security Deposits” means those security deposits held by or for Assignor on account of tenants under the Leases as such deposits and with respect to which Assignee received a credit at the closing of the transaction with respect to which this Assignment has been executed and delivered. The Security Deposits are set forth on attached Exhibit A.

4.           Service Contracts. “Service Contracts” means those maintenance, supply and service contracts relating to the Property which are described in Exhibit B attached to this Assignment.

5.           Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Leases, the Security Deposits and the Service Contracts, but reserving unto Assignor all uncollected rent attributable to the period prior to the date hereof pursuant to Section 4.4.2 of that certain Real Estate Sale Agreement for the Property by and between Assignor and Assignee (as may have been amended from time to time, the “Agreement”).

6.           Assumption. Assignee hereby assumes the covenants, agreements and obligations of Assignor as landlord or lessor under the Leases as of the date of this Assignment, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits if, when and as required by the Leases. Assignee hereby assumes the covenants, agreements and obligations of Assignor under the Service Contracts which are applicable to the period and required to be performed from and after the date of this Assignment, but not otherwise.

7.           Attorneys’ Fees. If either Assignee or Assignor, or their respective successors or assigns, file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

8.           Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

9.           Limited Liability. Assignor’s liability hereunder shall, at all times, be subject to the limitations set forth in Section 12 of the Agreement.

10.         Counterparts. This Assignment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

STARK BURNHAM POINTE LLC,
a Wisconsin limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT K

ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

THIS ASSIGNMENT OF INTANGIBLES (this “Assignment”) is made as of the               day of                           , 2010, between STARK BURNHAM POINTE LLC, a Wisconsin limited liability company (“Assignor”), having an office at c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235 and                               , a(n)                                  , (“Assignee”) having an office at                                  .

1.             Intangible Property. The term “Intangible Property” shall have the meaning ascribed thereto in that certain Real Estate Sale Agreement dated as of                      , 2010 by and between Assignor, as Seller, and                        , as Purchaser, concerning the real property commonly known as “Burnham Pointe Apartments” located in the City of Chicago, Cook County, Illinois.

2.           Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee, without representation or warranty of any kind, the entire right, title and interest of Assignor in and to the Intangible Property, but only to the extent transferable without third party consent or any cost or liability to Assignor.

3.           Assumption. Assignee hereby assumes the entire right, title and interest of Assignor in and to the Intangible Property as of the date of this Assignment.

4.           Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.           Limited Liability. Assignor’s liability hereunder shall, at all times, be subject to the limitations set forth in Section 12 of the Agreement.

6.           Counterparts. This Assignment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, Assignor has executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

STARK BURNHAM POINTE LLC,
a Wisconsin limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name
Title:

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT L

RENT ROLL

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EXHIBIT M

[intentionally deleted]

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT N

MATERIAL DEFECTS AFFECTING PROPERTY

1.             Various punctures / holes in the membrane of the main roof.

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT O

PENDING LITIGATION

1.             None.

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BURNHAM POINTE APARTMENTS

CHICAGO, ILLINOIS

EXHIBIT P

NOTICE OF VIOLATIONS

1.                                       Municipal Code Violation of Section 13-20-550 for installing parking sign without required permit — application for required permit for parking sign has been submitted to the City of Chicago.

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